CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated August 15, 2008 on the seed money financial statements of Large Cap Bull 3X Shares, Large Cap Bear 3X Shares, Financial Bull 3X Shares, and Financial Bear 3X Shares in this Registration Statement (Form N-1A) of Direxion Shares ETF Trust, to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (File No. 333-150525).

/s/ Ernst & Young LLP

Chicago, Illinois

August 18, 2008